STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                               TELEREUNION, INC.

                               TELSCAPE USA, INC.


                                      AND


                             JOSE MARTIN PENA NUNEZ

                        CARLOS JOAQUIN DE LARA Y CAMPOS

                                JORGE PENA NUNEZ

                   MARTHA TERESITA MARTIN DEL CAMPO GUTIERREZ

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT"), is made and entered into to be effective as of October 1, 1997, by and among JOSE PENA NUNEZ, an individual residing in Mexico City ("Pena"), CARLOS JOAQUIN DE LARA, an individual residing in Mexico City ("De Lara", JORGE MARTIN PENA NUNEZ, an individual residing in Mexico City, and MARTHA TERESITA MARTIN DEL CAMPO GUTIERREZ, an individual residing in Mexico City,(collectively, the "SELLERS"), and, TELSCAPE USA, INC., a Delaware Corporation ("Telscape USA") and TELEREUNION, INC., a Delaware corporation ("TELEREUNION") (Telscape USA and Telereunion are sometimes referred to herein collectively as the "PURCHASERS" and individually as a "PURCHASER" and sometimes referred to herein as the "Telscape Companies" and individually as a "Telscape Company").

                              W I T N E S S E T H:

     WHEREAS, Sellers own all of the issued and outstanding capital stock (the "NSI STOCK") of N.S.I., S.A. de C.V., a Mexican corporation ("NSI" or "Target"), which is engaged in the data and network integration business (the "NSI BUSINESS"); and

     WHEREAS, Sellers desire to sell to Purchasers and Purchasers desire to acquire from Sellers, all of the capital stock of NSI, in consideration of the delivery by Purchasers of the purchase price provided for herein, all upon the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions of the parties contained herein, it is hereby agreed as follows:


                                   ARTICLE I

                      PURCHASE AND SALE OF STOCK; CLOSING

     1.1 PURCHASE AND SALE OF NSI STOCK. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell and deliver to Purchasers and Purchasers shall purchase from Sellers all of the NSI Stock, free and clear of all Encumbrances (except as set forth in Exhibit A and Schedule 2.4), as set forth in Schedule 1.1. At the Closing, each of Sellers shall deliver to Purchasers certificates evidencing NSI Stock owned by such Seller (which, in the aggregate, shall constitute all of NSI Stock), duly endorsed for transfer.

     1.2 NSI PURCHASE PRICE AND PAYMENT AT CLOSING. The aggregate purchase price for NSI Stock shall be $1,000 USD (the "NSI PURCHASE PRICE") (or its equivalent in the lawful currency of the United Mexican States at the exchange price to purchase US Dollars at Bancomer on the day prior to the respective payment). NSI Purchase Price shall be payable at the Closing and shall consist of cash in the amount of $1,000 USD (the "CASH AMOUNT") The Cash Amount shall be payable to each of the Sellers in accordance with EXHIBIT A in the form of a check payable to the order of such Seller or in immediately available funds by confirmed wire transfer to a bank account to be designated by such Seller (such designation to occur no later than the second business day prior to the Closing Date).

     Sellers acknowledge and agree that the allocation of the NSI Purchase Price among them as set forth on EXHIBIT A is the sole responsibility of Sellers, and none of Purchasers shall have any obligation or other responsibility with respect to such allocation.

     1.3 CLOSING; CLOSING DATE. The closing of the transactions provided for in this Agreement (the "CLOSING") shall take place (i) at the offices of Vextro, in Mexico City, at 1:00 p.m., local time, on Wednesday, October 1,1997, or (ii) at such other time or place or on such other date as the parties hereto shall agree. The date on which the Closing is required to take place is herein referred to as the "CLOSING DATE."

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers jointly and severally represent and warrant to each of Purchasers as follows:

     2.1 ORGANIZATION AND QUALIFICATION. NSI is a corporation duly organized and validly existing under the laws of Mexico. NSI has the corporate power and authority to own, lease and operate its respective assets and to conduct its respective business as now conducted. NSI is duly authorized, qualified or licensed to do business as a Mexican corporation and is in good standing under the laws of Mexico and under the laws of any state within the Mexican Republic in which its right, title or interest in or to any of its assets, or the conduct of its business, requires such authorization, qualification or licensing. NSI is not doing business, qualified or licensed to do business
outside of Mexico.   No actions or proceedings to dissolve NSI are pending.
Sellers have caused NSI to make available to Purchasers true and complete copies of the minute books (Libros de Actas de Asamblea y Libros de
Reuniones de Consejo de Administracion), stock registry book (Registro de Accionistas) and capital registry book (Libro de Aumentos de Capital) of NSI, each of which is accurate and complete, as well as the other books and records of NSI.

     2.2 VALIDITY OF AGREEMENT. This Agreement has been duly executed and delivered by Sellers and constitutes a legal, valid and binding obligation of each of them, enforceable against them in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general equity principles.

     2.3 NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS. Except as described in SCHEDULE 2.3 hereto, the execution, delivery and performance of this Agreement by Sellers and the consummation by them of the transactions contemplated hereby (i) will not violate (with or without the giving of notice or the lapse of time or both) or require any consent, approval, filing or notice under, any provision of any Applicable Law and
(ii) will not result in the creation of any Encumbrance on NSI Stock under, conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Sellers or NSI , or result in the creation of an Encumbrance upon any portion of the assets of NSI pursuant to, the charters or by-laws of the Target, or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which Sellers or NSI are a party or by which any of them or any of their assets is bound or affected. The NSI Stock is transferable and assignable to Purchasers as contemplated by this Agreement without the waiver of any right of first refusal or the consent of any other party being obtained, and there exists no preferential right of purchase in favor of any person with respect of any of the NSI Stock or the NSI Business or any of the assets of NSI.

     2.4 CAPITALIZATION. NSI's authorized capital consists of ten shares of common stock, $5,000 Mexican pesos par value, of which ten are authorized and ten are subscribed and fully paid-in. The record and beneficial ownership of such shares is as set forth on SCHEDULE 2.4 hereto. All of the issued and outstanding shares of NSI have been duly authorized and validly issued, are fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, and have been issued in compliance with all applicable Laws (including Mexican federal and state laws). The NSI Stock constitutes all shares of the outstanding capital stock of NSI. Except as set forth on SCHEDULE 2.4, there are outstanding (i) no shares of capital stock or other voting securities of NSI, (ii) no securities of NSI convertible into or exchangeable for shares of the capital stock or other voting securities of NSI,
(iii) no options or other rights to acquire from NSI, and no obligation of NSI to issue or sell, any shares of its capital stock or other voting securities or any securities of NSI convertible into or exchangeable for such capital stock or voting securities, (iv) no equity equivalents, interest in the ownership or earnings, or other similar rights of or with respect to NSI, and
(v) no shares of any other entity owned by NSI. There are (and as of the Closing Date there will be) no outstanding obligations of NSI to repurchase, redeem or otherwise acquire any shares, securities, options, equity equivalents, interests or rights. NSI has no Subsidiaries.

     2.5 OWNERSHIP OF NSI STOCK. Each Seller is the record and beneficial owner of, and upon consummation of the transactions contemplated hereby Purchasers will acquire, good, valid and marketable title to, the number of shares of NSI Stock set forth opposite the name of such Seller on
SCHEDULE 2.5, free and clear of all Encumbrances, except as set forth in Schedule A and 2.4.

     2.6 FINANCIAL STATEMENTS. Set forth on SCHEDULE 2.6 are accurate and complete copies of (i) NSI's audited consolidated balance sheet as of December 31, 1996 (the "AUDITED BALANCE SHEET") and the related audited consolidated statements of income, stockholders' equity and cash flows for each of the years then ended, and the notes and schedules thereto, prepared in conformity with GAAP, together with the unqualified reports thereon of LAMBARRI BATRES Y COMPANIA, S.C., independent public accountants (the "AUDITED FINANCIAL STATEMENTS") and (ii) each of NSI' unaudited consolidated balance sheets as of December 31, 1995 and December 31, 1994, and the related audited consolidated statements of income, stockholders' equity and cash flows for each of the years then ended and each of NSI unaudited consolidated balance sheet as of July 31, 1997 and the related unaudited statements of income, stockholders' equity and cash flows for the five month period then ended (the "UNAUDITED FINANCIAL STATEMENTS"), certified by NSI's Chief Financial Officer (the Audited Financial Statements and the Unaudited Financial Statements collectively, the "FINANCIAL STATEMENTS").
The Financial Statements are true and correct, and are in accordance with the books and records of NSI, and present fairly, accurately and completely the financial condition of NSI as of the dates, and for the periods, indicated, and have been prepared in accordance with GAAP consistently applied. At the Closing, the aggregate tangible net book value (computed in accordance with GAAP) of NSI will be at least $50,000.

     2.7 ABSENCE OF CHANGES. Except as disclosed on SCHEDULE 2.7, since the date of the Audited Balance Sheet, there has not been nor will there be any change in the assets, liabilities, financial condition, or operations of NSI from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate have had or will have a material adverse effect on such assets, liabilities, financial condition, or operations. Without limiting any of the foregoing, since the date of the Audited Balance Sheet, except as disclosed on SCHEDULE
2.7 NSI has not:

          (a) incurred or become subject to, or agreed to incur or become subject to, any obligation or liability, absolute or contingent, except current liabilities incurred in the ordinary course of business;

          (b) mortgaged, pledged, or subjected to any Encumbrance (or agreed to do so with respect to) any of their assets, or discharged or satisfied any Encumbrance, or paid or satisfied any obligation or liability other than in the ordinary course of business and consistent with past practice;

          (c) sold or transferred, or agreed to sell or transfer, any of their assets, or canceled or agreed to cancel, any debts due them or claims therefore, except, in each case, for full consideration and in the ordinary course of business;

          (d) engaged in any transactions adversely affecting the NSI Business, or its assets, or suffered any extraordinary losses or waived any rights of substantial value not in the ordinary course of business;

          (e) purchased or agreed to purchase any securities, bonds, or any other capital stock or assets of any other entity with cash or liquid assets, or used cash or liquid assets to incur debts, for matters not within the ordinary course of business or not for appropriate corporate purposes;

          (f) increased any salaries or granted or agreed to grant, or paid, or agreed to pay, any bonus, loan, incentive payment or other item of value or made any other similar agreement, to or with any of its directors, officers or agents except as compensation in the ordinary course of business for appropriate services performed;

          (g) declared or paid any dividend or made any other distribution to their shareholders;

          (h) made or authorized any capital expenditure of more than $50,000 USD in the aggregate;

          (i) made or agreed to make any changes in its bylaws (estatutos) or capital structure;

          (j) entered into any representative, distributorship, service, installation, support and maintenance, agency or other similar agreement (other than in the ordinary course of business);

          (k) incurred or suffered any damage, destruction, or loss, whether or not covered by insurance, materially affecting the NSI Business or any of its assets;

          (l) made or applied to make any change in accounting methods or practices, including for tax purposes;

          (m) entered into any agreement, commitment or understanding, whether or not in writing, with respect to any of the foregoing; or

          (n) failed to disclose any materials transactions, contracts, agreements of obligations between NSI and companies partially or wholly-owned by any of the Sellers.

     2.8 LIABILITIES. Except as set forth in SCHEDULE 2.8, NSI has no liabilities or obligations, either accrued, absolute, contingent, or otherwise that have had or will have a material adverse effect on the value or business of NSI, and Sellers have no knowledge of any potential liability that it reasonably believes would likely result in a material adverse effect on the value or business of NSI, other than those reflected or reserved against in the Audited Balance Sheet.

     2.9  TITLE TO ASSETS; ENCUMBRANCES.  Except as set forth in SCHEDULE 2.9:

          (a) NSI has good and indefeasible title to its assets, whether real, personal or intangible, free and clear of all Encumbrances except as reflected in the Financial Statements and liens granted or incurred by Seller in the ordinary course of its business or financing of office equipment, office space, furniture and computers in the ordinary course of its business;

          (b) There are no parties in possession of any of the assets of NSI other than personal property held by third parties in the reasonable and ordinary course of business. NSI enjoys full, free and exclusive use and quiet enjoyment of its assets and its rights pertaining thereto. NSI enjoys peaceful and undisturbed possession under all leases under which it is a lessee, and all such leases are legal, valid and binding obligations of NSI, enforceable against NSI in accordance with its terms.

     2.10 ACCOUNTS RECEIVABLE; INVENTORY. All accounts receivable reflected on the Audited Balance Sheet or on the accounting records of NSI as of the Closing Date (collectively, the "ACCOUNTS RECEIVABLE") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserve shown on the Balance Sheet or on the accounting records of NSI as of the Closing Date
(which reserves are adequate and calculated consistently with past practice). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any setoff. The inventories and work in progress reflected on the Audited Balance Sheet and those items of inventory constructed or acquired by NSI and the work performed by NSI after the date of the Audited Balance Sheet, except to the extent disposed of or billed since such date in the ordinary conduct of the business by NSI, are, in the case of such inventory, in good, merchantable and usable condition, and, in the case of such work in progress, represent work completed in accordance with the requirements of any applicable contract, and, in each case, have been reflected on the books of NSI in accordance with GAAP. Except as set forth on SCHEDULE
2.10 hereto, all such inventories and work in progress are owned by NSI free and clear of any Encumbrances.

     2.11 PROPERTIES, CONTRACTS, PERMITS AND OTHER DATA.

          (a) SCHEDULE 2.11 hereto contains a complete and correct list of, and summaries of all the material specifications and details of, all contracts, contract proposals, outstanding bids, maintenance and service agreements, purchase commitments for materials and other services, distribution agreements, leases under which NSI is a lessor or lessee and other agreements pertaining to the NSI Business to which NSI or any affiliate of NSI is a party, the benefits of which are enjoyed in the NSI Business or to which any of the assets of NSI is subject;

          (b) NSI owns no real estate. SCHEDULE 2.11 hereto contains a complete and correct list of the real estate leased by NSI
     (the "REAL ESTATE"); and

          (c) NSI leases Real Estate pursuant to a properly executed, recorded and valid lease agreement whereby NSI has the right to use, maintain or occupy the Real Estate leased by NSI, or used in the operation of the NSI Business.

     True and complete copies of all documents (including all amendments thereto) referred to in SCHEDULE 2.11 hereto have been delivered to or made available for inspection by Purchasers. All rights, licenses, leases, registrations, applications, contracts, commitments, Permits and other arrangements by Sellers or NSI referred to in SCHEDULE 2.11 are in full force and effect and are valid and enforceable in accordance with their respective terms, except where the failure to be in full force and effect and valid and enforceable would not in the aggregate have an adverse effect on the assets of NSI or on their respective results of operations. NSI and any of their respective affiliates are not in breach or default in the performance of any material obligation thereunder and to the best knowledge of Sellers, no event has occurred or has failed to occur whereby any of the other parties thereto have been or will be released therefrom or will be entitled to refuse to perform thereunder. Except as set forth in SCHEDULE 2.11 hereto, there are no contracts, agreements, licenses, Permits, franchises or rights to which NSI or affiliates of NSI is a party which are material to the ownership of any of the assets of NSI, or to the conduct of the NSI Business as conducted by NSI. Except as described on SCHEDULE 2.11 hereto, (i) NSI has and will have following the Closing, all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities required for the conduct of the business as presently conducted;
     (ii) there are no outstanding powers of attorney relating to or affecting NSI and (iii) NSI is not a guarantor for or otherwise liable for any liability or obligation (including indebtedness of any other person).

     2.12 TAXES AND RETURNS. Except as set forth in Schedule 2.12, NSI and Sellers have caused to be timely filed with appropriate Mexican federal, state, local and other Governmental Entities all Tax Returns required to be filed with respect to NSI or the conduct of the NSI Business and have paid, caused to be paid, or adequately reserved in the Financial Statements all Taxes due or claimed to be due from or with respect to such Tax Returns.
Except as set forth on SCHEDULE 2.12, no extension of time has been requested or granted with respect to the filing of any Tax Return or payment of any Taxes, and no issue has been raised or adjustment proposed by the Mexican Treasury (Secretaria de Hacienda y Credito Publico) or any other taxing authority in connection with any of NSI's Tax Returns, and there are no outstanding agreements or waivers that extend any statutory period of limitations applicable to any Mexican federal, state or local Tax Returns that include or reflect the use and operation of NSI or the conduct of the NSI Business. Except as set forth on SCHEDULE 2.12, neither Sellers nor NSI have received or have knowledge of any notice of deficiency, assessment, audit, investigation, or proposed deficiency, assessment or audit with respect to NSI or the conduct of the NSI Business from any taxing authority. NSI has taken no action which is not in accordance with past practice that could defer any liability for Taxes from any taxable period ending on or before the Closing Date to any taxable period ending after such date.

     2.13 LITIGATION. Except as described in SCHEDULE 2.13 hereto, (i) there is no litigation, proceeding, claim or governmental investigation pending or, to the knowledge of any of Sellers or NSI, threatened seeking relief or damages which, if granted, would adversely affect NSI, any of its respective assets, or the ability of Purchasers to use and operate the assets of NSI or which would prevent the consummation of the transactions contemplated by this Agreement and (ii) neither Sellers nor NSI have been charged with any violation of or, to the knowledge of either Sellers, threatened with a charge or violation of, nor are Sellers aware of any facts or circumstances that, if discovered by third parties, could give rise to a charge or a violation of, any provision of Applicable Law or regulation which charge or violation, if determined adversely to any of Sellers or NSI would adversely affect the NSI Business or the results of operations of NSI or that might reasonably be expected to affect the right of Purchasers to own the NSI Stock or operate the NSI Business after the Closing Date in substantially the manner in which it is currently operated. Neither NSI nor any director, officer, employee or agent of any of it has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property however characterized to any broker, finder, agent, governmental official or other person, in any matter related to the NSI Business, which Sellers, or any director, officer, employee or agent of NSI knows or has reason to believe to have been illegal under any Applicable Law.

     2.14 LICENSES, PERMITS, AUTHORIZATIONS, ETC. NSI holds all approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits of any type required to operate its business as presently conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any revocation, cancellation, suspension or modification of any such approval, authorization, consent license, order, franchise, right, registration or permit.

     2.15 INSURANCE. SCHEDULE 2.15 hereto sets forth a list and brief description of the insurance policies relating to the insurable properties of NSI and the conduct of the NSI Business. All premiums due and arising thereon have been paid and such policies are in full force and effect.

     2.16 PATENTS, TRADEMARKS, ETC. Attached hereto as SCHEDULE 2.16 is a schedule of all (i) patents, trademarks, service marks, works of authorship, tradenames, brandnames and copyrights, and licenses or other rights with respect to any of the foregoing, and other licenses, rights or permits, owned or possessed by NSI, all of which are in good standing, in full force and effect, and are free and clear of all Encumbrances, and (ii) of all patent applications of NSI presently on file and pending or which are presently being prepared for filing. SCHEDULE 2.16 lists all intellectual property necessary for the operation of the NSI Business as now conducted and as proposed to be conducted. No patent or patent application of NSI is involved in any interference proceeding. NSI is not using, and does not have any plan to manufacture, use or sell, anything which would violate or infringe on any patent or proprietary right of any other person, firm or corporation or which would require a license under any such patent or proprietary right.
NSI has not received any communications alleging that NSI has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, tradenames, copyrights, works of authorship or trade secrets or other proprietary rights in processes of any other person or entity.

     2.17 COMPLIANCE. NSI has complied in all material respects with all laws, and is not in violation of any bylaws (estatutos) charter or other corporate restrictions or any law, ordinance, requirement, regulation, judgment, injunction, award, decree, or other order applicable to its business, the violation of which would be likely to have a material adverse effect on NSI or the NSI Business. There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which NSI is a party or by which it is bound, any provision of any Mexican federal or state judgment, decree, order, injunction, writ, statute, rule or regulation applicable to or binding upon NSI, which materially adversely affects or, in the future is reasonably likely to affect materially and adversely the business, prospects, condition, affairs or operations of NSI or any of its properties or assets.

     2.18 ENVIRONMENTAL, HEALTH AND SAFETY COMPLIANCE. Except as described on SCHEDULE 2.18 hereto:

          (a) NSI is, and has continuously been, in compliance with all Environmental Laws;

          (b) all material notices, Permits, licenses or similar authorizations, if any, required to be obtained or filed under any Environmental Law in connection with the operation of the NSI Business have been obtained or filed;

          (c) there are no past, pending or threatened investigations, proceedings or claims against NSI relating to the presence, release or remediation of any Hazardous Material or for non-compliance with any Environmental Law;

          (d) Hazardous Materials have not been treated, stored or disposed of on, to or from any property relating in any way to NSI or that is or was owned or leased by NSI;

          (e) none of the properties owned, leased or operated by NSI have been used as landfill or waste disposal sites or contain any underground storage tanks;

          (f) no conditions or circumstances are known to NSI or Sellers to exist or to have existed with respect to NSI that could give rise to any remedial action under, or impose any liability on NSI or Purchasers with respect to any Environmental Law;

          (g) neither Sellers nor NSI has received any notice or claim, and none of them is aware of any facts suggesting, that NSI are or may be liable to any person as a result of any Hazardous Material generated, treated or stored at any real estate at any time owned or leased by NSI or discharged, emitted, released or transported from any real estate at any time owned or leased by NSI or any other source in the conduct of the business of NSI;

          (h) no conditions or circumstances are known by Sellers or NSI to exist or to have existed, and no activities are known by Sellers or NSI to be occurring or to have occurred, that are resulting or have resulted in the exposure of any person or property to a Hazardous Material such that the owner of the Real Estate or of the NSI Business may in the future be liable to such persons or to the owners of such property for personal or other injuries or damages resulting from such exposure; and

     For purposes of this Agreement, the term "Environmental Laws" shall mean, as to any given asset or operation of NSI, all applicable laws, statutes, ordinances, rules and regulations of any Governmental Entity pertaining to protection of the environment in effect as of the Closing Date. For purposes of this Agreement, the term "Hazardous Material" shall mean any substance which is listed or defined as a hazardous substance, hazardous constituent or solid waste pursuant to any Environmental Law.

     2.19 LABOR MATTERS. NSI has not suffered any strike, slowdown, picketing or work stoppage by any union or other group of employees. NSI is not a party to any collective bargaining agreement; no such agreement determines the terms and conditions of employment of any employee of NSI;
no collective bargaining agent has been certified as a representative of any of the employees of NSI; and no representation campaign or election is now in progress with respect to any of the employees of NSI. Except as set forth in Schedule 2.12, NSI has, as of the Closing Date, made all Sistema de Ahorro para el Retiro ("SAR") payments required by Applicable Law to the Mexican Treasury (Secretaria de Hacienda y Credito Publico), the Mexican
Social Security Institute (Instituto del Seguro Social) or special SAR accounts opened at Mexican banks in the name of each employee of NSI. Neither Sellers nor NSI has taken or failed to take any action that would cause Purchasers to incur any liability greater than the minimum liability imposed by Mexican law in the event NSI chooses to dismiss from its employment any of NSI's employees following the Closing. NSI has complied in all material respects with all laws relating to the employment of labor in the conduct of the NSI Business, including provisions thereof relating to wages, hours, equal opportunity and the payment of pension contributions, social security and other taxes.

     2.20  EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS.

           (a) SCHEDULE 2.20 hereto lists all employee benefit plans and collective bargaining, labor and employment agreements and severance agreements or other similar arrangements, whether or not in writing (together with all documents or instruments establishing or constituting any related trust, annuity contract or other funding instrument) to which NSI is (or ever has been) a party or by which NSI is (or ever has been) bound, including, without limitation, (1) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, or incentive compensation plan, agreement or arrangement, (2) any welfare benefit plan, agreement or arrangement or any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting or maternity leave, sabbaticals, sick leave, medical expenses, dental expenses, disability, accidental death or dismemberment, hospitalization, life insurance and other types of insurance, or (3) any employment agreement.

          (b) Sellers and NSI have delivered to Purchasers true, correct and complete copies of all plan documents and/or contracts (including, where applicable, any documents and/or instruments establishing or constituting any related trust, annuity contract or funding instrument) and summary plan descriptions with respect to the plans, agreements and arrangements listed in SCHEDULE 2.20 hereto, or summary descriptions of any such plans, agreements or arrangements not otherwise in writing.
     In addition, Sellers and NSI have provided Purchasers with (a) true, correct and complete copies of any and all written communications notices or claims that Sellers or NSI have received from the Mexican Treasury (Secretaria de Hacienda y Credito Publico), the Mexican Social Security Administration (Instituto Mexicano del Seguno Social) or a Mexican Labor Law Court (Juntas de Conciliacion y Arbitraje) concerning any plan, arrangement or agreement identified in SCHEDULE 2.20 hereto that give notice of possible imposition of a fine, penalty or liability with respect to such plan, arrangement or agreement and (b) true, correct and complete copies of any complaints, petitions, claims or other notices of liability relating to any such plan, arrangement or agreement that have been filed by any other party.

          (c) For each of the plans, agreements and arrangements identified in SCHEDULE 2.20 hereto, there are no negotiations, demands or proposals that are pending or have been made since the dates of the respective items furnished pursuant to Section 2.20(b) hereto which concern matters now covered, or that would be covered, by plans, agreements or arrangements of the type described in this Section.

          (d) NSI and each of the plans, agreements and arrangements identified in SCHEDULE 2.20 hereto are in full compliance with the applicable provisions of the Mexican Income Tax Law, the Mexican Fiscal Code of the Federation and the Mexican Federal Labor Law, the regulations and published authorities thereunder, and all other laws applicable with respect to all such employee benefit plans, agreements and arrangements. NSI has made all payments required by Applicable Law, including, but not limited to the payment of mandatory profit sharing as required by the Mexican Federal Labor Law, to its employees.

     Each of Sellers and NSI have performed all of their respective obligations under all such plans, agreements and arrangements including, but not limited to, the full payment when due of all amounts required to be made as contributions thereto or otherwise. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against such plans or their assets, or arising out of such plans, agreements or arrangements, and, to the best knowledge of Sellers, no facts exist which could give rise to any such actions, suits or claims that might have a material adverse effect on such plans, agreements or arrangements.

     2.21 TRANSACTIONS WITH AFFILIATES. Except as set forth on SCHEDULE 2.21, no shareholder, officer, director or employee of Sellers or NSI, nor any affiliate of such persons, is presently a party to any transaction with any of Sellers or NSI, including without limitation, any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to, any such person or entity.

     2.22 DISCLOSURES. Neither this Agreement nor any Exhibit or Schedule hereto, nor any certificate or other instrument furnished to Purchasers, or its counsel, by Seller in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

     2.23 CERTAIN FEES. Except as disclosed in Schedule 2.23, none of Sellers, NSI, nor any of the officers, directors or employees of NSI on their behalf, have employed any broker or finder ("Broker") or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby. Neither NSI nor the Purchasers shall be liable for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     2.25  ILLEGAL OR UNAUTHORIZED PAYMENTS; POLITICAL CONTRIBUTIONS.
Neither NSI nor any of their respective officers, directors, employees, agents, shareholders or other representatives or any other business entity or enterprise with which NSI are or have been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any person, or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office, except for personal political contributions not involving the direct or indirect use of funds of NSI. NSI has not violated any United States or Mexican federal or state antitrust statutes, rules or regulations, including, without limitation, those relating to unfair competition, price fixing, bid rigging or collusion.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     Each of Purchasers hereby represents and warrants to Sellers as follows:

     3.1 DUE ORGANIZATION; GOOD STANDING AND POWER. Telereunion is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Telscape USA is a Texas corporation duly organized, validly existing and in good standing under the laws of Texas. Each of Purchasers has all corporate power and authority to enter into this Agreement (and each other agreement expressly provided for herein) and to perform its respective obligations hereunder and thereunder.

     3.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. The execution, delivery and performance of this Agreement by each of the Purchasers, as the case may be, and the consummation by Purchasers of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on its part. No other corporate action is necessary for the authorization, execution, delivery and performance by Purchasers of this Agreement and the consummation by Purchasers of the transactions contemplated hereby and thereby. This Agreement has been and at Closing will have been duly executed and delivered by Purchasers, and constitutes a legal, valid and binding obligation of the Purchasers, enforceable against each in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general equity principles.

     3.3 NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS. Except as disclosed on SCHEDULE 3.3, the execution, delivery and performance of this Agreement by Purchasers and the consummation by them of the transactions contemplated hereby (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under any provision of any law, rule or regulation, court order, judgment or decree applicable to Purchasers, and (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Purchasers, under the charter or bylaws of Purchasers or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which any of Purchasers is a party or by which any of Purchasers or any of their assets or properties is bound.

     3.4 CERTAIN FEES. None of Purchasers nor any of their respective officers, directors or employees, on behalf of them, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

                                   ARTICLE IV

                        CONDITIONS PRECEDENT TO CLOSING

The closing of this Agreement shall be expressly conditioned upon the following:

     4.1 Purchasers shall be satisfied with the assignment of Serpcco's debt with 3Com International to NSI and such assignment is agreed to by 3Com International.

     4.2 Purchasers shall be satisfied with the assignment of Serpcco's debt with Newbridge Networks to NSI and such assignment is agreed to by Newbridge Networks.

     4.3 The delivery of the duly executed shareholders' meetings of NSI (all as set forth in Exhibit B) held on:

          (a) September 22, 1997, modifying Article V of NSI's by-laws (notarized);

          (b) September 23, 1997, approving the NSI share transfer contemplated by this Agreement; and

          (c) September 23, 1997, approving the modification of Article II of NSI's by-laws (notarized).

     4.4 All representations and warranties of Sellers are true and correct as of the Date of Closing.

                                   ARTICLE V

                    COVENANTS; ACTIONS SUBSEQUENT TO CLOSING

     5.1 SELLERS' COVENANT NOT TO COMPETE. In order to allow Purchasers to realize the full benefit of its bargain in connection with the purchase of the NSI Stock, each of the Sellers will not at any time for a period of time commencing on the Closing Date and ending three (3) years following the Closing Date, directly or indirectly, acting alone, as a member of a partnership or through an entity such as, but not limited to, Servicio Partes y Componentes Para Computacion, S.A. de C.V. ("Serpcco") :

          (a) establish or create a business that directly competes with the NSI Business as conducted by NSI at the date hereof in those geographic areas in which such NSI Business is conducted or has been conducted within one (1) year prior to the Closing Date; or

          (b) request any present or future customer or supplier of the NSI Business as conducted by Purchasers to curtail or cancel its business with Purchasers; or

          (c) unless otherwise required by law, disclose to any person, firm or corporation any details of organization or business affairs of NSI or the NSI Business, any names of past or present customers of NSI or any other non-public information concerning the NSI Business or NSI; or

          (d) induce or attempt to influence any employee of Purchasers or NSI assigned to the conduct of the NSI Business to terminate his or her employment.

Sellers acknowledge that in the event the scope of the covenants set forth in this Section 5.1 is deemed to be too broad in any court proceeding, the court may reduce such scope to that which it deems reasonable under the circumstances. The parties hereto agree and acknowledge that Purchasers would be substantially damaged in the event of a breach of this Section
5.1 by Sellers, which damages the parties estimate of $500,000 USD. Accordingly, Sellers further agree that Purchasers may file suit against Sellers and any of their affiliates based on a breach of this section and seek to recover the amount of damages provided in this Section 5.1 or threatened breach and consent to the issuance of injunctive relief hereunder. Sellers understand and agree that the act of Purchasers is entering into this Agreement, and Purchasers' covenants and payments hereunder, shall and do constitute sufficient consideration for Sellers to agree not to compete against Purchasers as set out in this Section 5.1. Notwithstanding paragraph
(a) above, Sellers may continue the operations in existence during the one
(1) year period prior to the Closing Date of i) NSI Instalaciones, S.A. de C.V. ("NSI Instalaciones"), ii) Serpcco de Occidente, S.A. de C.V., iii) Serpcco del Sureste, S.A. de C.V., iv) Artefactum, S.A. de C.V. and v) Servicios
Partes y Componentes para Computacion, S.A. de C.V., that compete with the NSI Business, as such business was conducted during the one (1) year period prior to the Closing Date provided; however, that these established businesses may not create a new company to compete with NSI for a period of three years after the Closing Date.

     5.2 POST-CLOSING ACTIONS, PURCHASERS. Following the Closing, Purchasers agree to hold a shareholders meeting to remove directors and officers, revoke powers of attorney, designate new directors and officers and grant new powers of attorney. Telereunon shall pay Sellers' legal fees in connection with this matter up to an amount of $8,000 USD. In addition, Purchasers agree in good faith to use their best efforts to substitute all personal guaranties granted by any of the Sellers in connection with the NSI Business.

     5.3 FURTHER ASSURANCES. From time to time after the Closing, Sellers will execute and deliver, or cause to be executed and delivered, without further consideration, such other instruments of conveyance, assignment, transfer and delivery and will take such other actions as Purchasers may reasonably request in order to more effectively transfer, convey, assign and deliver to Purchasers, and to place Purchasers in possession and control of any of the NSI Stock or to enable Purchasers to exercise and enjoy all rights and benefits of Sellers with respect thereto. Specifically, Sellers shall cooperate with Purchasers to provide notice to the Mexican National Registry of Foreign Investments (Registro Nacional de Inversiones Extranjeras) of the purchase of the NSI Stock by Purchasers within forty
(40) days from the effective date of this Agreement.

     5.4 TELEREUNION COVENANTS. Telereunion agrees to guarantee the repayment of the $260,000 promissory note, which is attached as Schedule 5.6 ("NSI Promissory Note") owed by NSI to Jose M. Pena Nunez, which is payable in equal monthly installments beginning April 1, 1998 and ending June 30, 1998 and shall not bear interest.

     5.5  NAME CHANGE.     The Sellers agree to cause NSI Instalaciones
to change its name within forty five (45) days after the Date of Closing to a name which does not have NSI in any part of the name.

     5.6 CONFIRMATION OF TAX COMPLIANCE BY SELLERS. Sellers shall deliver to Purchasers, no later than the 17th day of the month immediately following the Closing Date, the documents and or tax returns necessary to confirm that Sellers either (i) paid the provisional Mexican Tax triggered by the sale of the NSI Stock to the Mexican Treasury, or (ii) retained a Mexican Certified Public Accountant to certify that the sale of the NSI Stock did not result in taxable income to the Sellers.

                                   ARTICLE VI

                             DELIVERIES AT CLOSING

     6.1 DELIVERIES BY SELLERS. At the Closing, Sellers shall deliver the following to the Purchasers:

          (a) original stock certificates representing the NSI Stock, endorsed to the Purchasers in accordance with Sections 1.1 and 1.4 hereof, respectively, and any other documents necessary to transfer to Purchasers good title to the NSI Stock;

          (b) an opinion of Madrazo y Armida, S.C., counsel to the Sellers, in the form of that attached hereto as EXHIBIT E;

          (c) originals of the incorporation charter (Acta Constitutiva) of NSI certified by a Mexican notary public and registered with the Public Registry of Commerce and Property of the Federal District;

          (d)  originals of the books and records of NSI referred to in
     Section 2.1, including all minutes of the shareholder meetings authorizing the transactions contemplated herein;

          (e) originals of the Registry of Shareholders (Registro de Accionistas) for NSI;

          (f) the resignations, effective as of the Closing, of each Seller who is acting as a director or officer of NSI; and

          (g) a letter from the Broker releasing NSI and the Purchasers from any liability arising from the consummation of the transaction.

          (h) a complete set of the schedules to this Agreement initialed by the Sellers.

     6.2 DELIVERIES BY PURCHASERS. At the Closing, Purchasers shall deliver the following to Sellers:

          (a)  the Cash Amount of the NSI Purchase Price;

          (b)  Telereunion's guaranty of the NSI Promissory Note;

          (c) a complete set of the schedules to this Agreement initialed by the Purchasers;

          (d) a pagare issued by NSI to Serpcco in the amount of approximately $150,000 USD, with a maturity date no later than December 31, 1997 (the parties agree to negotiate in good faith to have a maturity sooner than December 31, 1997;

          (e) a pagare issued by NSI to NSI Instalaciones in the amount of approximately $95,000 USD, with a maturity date of December 31, 1997.

                                  ARTICLE VII

                                INDEMNIFICATION

     7.1  INDEMNIFICATION BY SELLERS.  Subject to the provisions of this
Article VII, and after the conclusion of a period of fifteen days in which the parties agree in good faith to resolve the matter giving rise to the application of this Article VII, Sellers, jointly and severally, shall protect, indemnify and hold harmless Purchasers and, each officer, director and agent of Purchasers and each person who controls Purchasers in respect of any losses, claims, damages, liabilities, deficiencies, delinquencies, defaults, assessments, fees, penalties or related costs or expenses, including, but not limited to, court costs and reasonable attorneys', and accountants' fees and disbursements, and any Mexican federal, state or local income, value-added or withholding taxes payable in respect of the receipt of cash or money in discharge of the foregoing (collectively referred to herein as "DAMAGES") to which Purchasers may become subject if such Damages arise out of or are based upon:

          (a) the breach of any of the representations and warranties, covenants or agreements made by Sellers or NSI in this Agreement, including the Exhibits and Schedules hereto, or in any certificate or instrument delivered by or on behalf of Sellers or NSI;

          (b) any lawsuit, claim or proceeding of any nature existing at or prior to the Closing, or arising out of any act or transaction of Sellers or NSI, or arising out of facts or circumstances that existed at or prior to the Closing that are related to NSI, their respective assets or the operation of the NSI Business; and

          (c) any liabilities for Taxes, whether Mexican or United States federal, state or local taxes, incurred or accrued by Sellers as a result of the consummation of the transactions contemplated in this Agreement;

     7.2 INDEMNIFICATION BY TELSCAPE COMPANIES. Subject to the provisions of this Article VII, and after the conclusion of a period of fifteen days in which the parties agree in good faith to resolve the matter giving rise to the application of this Article VII, each of the Telscape Companies shall protect, indemnify and hold harmless Sellers, in respect of any Damages to which Sellers may become subject if such Damages arise out of or are based upon the breach of any of the representations, warranties, covenants or agreements made by the Telscape Companies in this Agreement, including the Exhibits and Schedules hereto, or in any certificate delivered by or on behalf of the Telscape Companies pursuant to this Agreement.

     7.3 INDEMNIFICATION PROCEDURES. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or third parties shall be subject to the following terms and conditions:

          (a) If any person shall notify an indemnified party (the "INDEMNIFIED PARTY") with respect to any matter which may give rise to a claim for indemnification (a "CLAIM") against the Telscape Companies or Sellers (the "INDEMNIFYING PARTY") under this Article VII, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (b) Any Indemnifying Party will have the right to defend the Indemnified Party against a Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety (subject to any limitations contained in Article VII) of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Claim and fulfill its indemnification obligations hereunder, (iii) the Claim involves only money damages and does not seek an injunction or other equitable relief,
     (iv) settlement of, or an adverse judgment with respect to, the Claim is not, in the good faith judgment of the Indemnifying Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and
     (v) the Indemnifying Party conducts the defense of the Claim actively and diligently and in good faith.

          (c) So long as the Indemnifying Party is conducting the defense of the Claim in accordance with Section 7.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying
     Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

          (d) In the event any of the conditions in Section 7.3(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith),
     (ii) the Indemnifying Party will remain responsible for any damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim to the fullest extent provided in this Article VII.

          (e) The Purchasers may offset any Claims against any of the obligations owing the Sellers under this Agreement .


     7.4 TIME LIMITS ON LIABILITY. Anything contained in this Agreement to the contrary notwithstanding, the indemnity liability of any party for indemnity shall only extend to matters for which a bona fide Claim has been asserted by written notice of such Claim delivered to the Indemnifying Party on or before the fourth anniversary of the Closing Date. Notwithstanding the foregoing, any Claims asserted in connection with the breach of the representation and warranties contained in Sections 2.5, 2.9, 2.12 and 2.24 shall not, subject to applicable statues of limitations, expire pursuant to this Section 7.4 and may be made at any time following the Closing Date.

     7.5  APPOINTMENT OF SELLER REPRESENTATIVE.  Sellers hereby appoint
Jose Martin Pena Nunez as their representative, who shall have full power and authority to make all decisions relating to the defense and/or settlement of any claims for which Sellers may be required to indemnify Purchasers (and vice versa) and to take such other actions (and any other actions reasonably related or ancillary thereto) provided to be taken after the Closing by Sellers. Decisions and actions by Jose Martin Pena Nunez, including, without limitation, any agreement between Jose Martin Pena Nunez and Purchasers relating to the defense or settlement of any claims for which Sellers may be required to indemnify Purchasers, shall be binding upon all of Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. If Jose Martin Pena Nunez shall die or become incapacitated then the other Sellers (acting by a majority vote) shall select another representative from among Sellers (or their heirs, executors, administrators or personal representatives) to replace Jose Martin Pena Nunez, which representative shall have the same rights and authorities as Jose Martin Pena Nunez hereunder. By their execution of this Agreement, Sellers shall be deemed to have agreed that (i) the provisions of this Section 7.5 are independent and separable, irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the transactions contemplated by this Agreement,
(ii) the remedy at law for any breach of the provisions of this Section 7.5 would be inadequate, (iii) Purchasers shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if it brings an action to enforce the provisions of this Section 7.5, (iv) the provisions of this Section 7.5 shall be binding upon the heirs, executors, administrators, personal representatives and successors of each Seller, and (v) any reference in this Agreement to a Seller shall mean and include the successors to the Seller's rights hereunder, whether pursuant to a testamentary disposition, the laws of descent and distribution, or otherwise.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements contained in this Agreement shall survive the Closing.

     8.2 PAYMENT OF CERTAIN FEES AND EXPENSES. Each of the parties hereto shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, brokers' fees, attorneys' fees and accountants' fees; provided, however, that Sellers shall be responsible for all such fees and expenses incurred by NSI.

     8.3 NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, first class mail, postage prepaid, return receipt requested, or by facsimile, but only if confirmed by a return receipt, as follows:

          (a)  If to Sellers' Representative:

                    Jose Martin Pena Nunez
                    _______________________
                    _______________________

               with a copy to:

                    Lic. Jorge Madrazo de la Garza
                    Madrazo y Armida, S.C.
                    Bosque de Ciruelos No. 162, PB-2
                    Bosques de las Lomas
                    11700 Mexico, D.F.
                    Attention: Lic. Jorge Madrazo de la Garza
                    Facsimile: (525)596-9110

          (b)  If to Purchasers:

                    Telereunion, Inc.
                    c/o Telscape International, Inc.
                    4635 Southwest Freeway, Suite 800
                    Houston, Texas 77027
                    Attention: Todd M. Binet
                    Facsimile: (713) 968-0930


               with a copy to:

                    Gardere Wynne Sewell & Riggs, L.L.P.
                    333 Clay, Suite 800
                    Houston, Texas 77002
                    Attention: Eric A. Blumrosen
                    Facsimile: (713) 308-5555


or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on the earlier of the date of delivery or on the fifth business day after the mailing thereof.

     8.4 SCHEDULES. All statements contained in any exhibit, schedule, appendix, certificate or other instrument delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, are an integral part of this Agreement and shall be deemed representations and warranties hereunder.

     8.5 PUBLICITY. Sellers shall promptly advise and cooperate with Purchasers prior to the issuance by NSI or any of NSI' directors, officers, employees or agents of any press release with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, without the prior consent of Purchasers, neither Sellers nor any of its directors, officers, employees or agents shall issue any press release which includes the name of any of Purchasers or their affiliates.

     8.6 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

     8.7 BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, personal representatives, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, personal representatives, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     8.8 ASSIGNABILITY. This Agreement shall not be assignable by Sellers without the prior written consent of Purchasers or by Purchasers without the prior written consent of Sellers; provided, however, that any of Purchasers shall be entitled to assign this Agreement to an affiliate of such Purchaser without the consent of Sellers.

     8.9 SECTION HEADINGS; INDEX. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     8.10 SEVERABILITY. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

     8.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     8.12 APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of Mexico.

     8.13 MEDIATION/ARBITRATION. The parties hereto will attempt to settle any dispute, difference or claim arising between them regarding the interpretation, performance or enforcement of this Agreement ("DISPUTE") through direct discussion, and, if that is not successful, they will submit any Dispute to mediation under the Commercial Mediation Rules of the American Arbitration Association ("AAA"). If, in the opinion of either party, the parties are unable to agree on a mediator, and a time and place for mediation, such party may submit the Dispute to the AAA in Houston, Texas for mediation in Houston, Texas under the AAA's rules, if the submitting party is one of the Sellers, and mediation in Mexico City, Federal District, Mexico under the
AAA's rules, if the submitting party is any of the Purchasers, and the AAA shall appoint a mediator who shall be fluent in English and Spanish and who will provide simultaneous translations throughout the mediation. The mediator shall be an expert in the telecommunications industry with experience in international telecommunications projects. The parties shall attend such mediation for a period of at least three entire consecutive working days.

          (a) If the parties are unable to resolve the Dispute through mediation as provided in the preceding paragraph, the Dispute shall be submitted to arbitration, and neither party shall have the right to file suit against the other. Except to the extent specifically provided in this clause, the administrative aspects of the arbitration will be governed and controlled by the AAA, and the arbitration, including the rendering of the award, shall take place in Mexico City, Federal District, Mexico. The arbitration shall be settled in accordance with the International Commercial Arbitration Rules of the AAA. However, in the case of any conflict between the provisions of said rules and the provisions of this Agreement, the provisions of this Agreement shall govern.

          (b) The arbitral tribunal shall be composed of three arbitrators. Each party shall appoint one arbitrator. If a party fails to appoint an arbitrator within ten days after the date the claimant's demand for arbitration is communicated to the other party ("NOTIFICATION DATE"), the AAA shall make such appointment. The two arbitrators thus appointed shall attempt to agree upon the appointment of a neutral arbitrator to serve as chairman of the arbitral tribunal. If said two arbitrators fail to agree upon the appointment of such neutral arbitrator within three days after the Notification Date, the AAA shall make such appointment.

          (c) The decision of the arbitral tribunal shall be final and binding upon the parties. Unless the parties subsequently agree in writing to terminate the arbitration, the submission to arbitration shall continue to have effect until the final award has been made. Judgment upon the decision and an award made by the arbitral tribunal may be entered by any court of competent jurisdiction. All decisions of the arbitral tribunal must be made by a majority vote, including, but not limited to, the following issues: the decision, damages, costs of the proceedings, and the compensation of the arbitrators. The arbitral tribunal must render the award in writing to all parties and their representatives pursuant to the notification provision of this Agreement.

          (d) The languages to be used in the arbitration proceeding shall be English with simultaneous translation in Spanish available for Sellers at Sellers' cost if requested in writing. Any decision or award of the arbitral tribunal shall be based solely on the provisions of this Agreement; provided, however, that to the extent that the subject matter for the decision or award is not provided for in such provisions, it shall be based on the substantive law of Mexico (except its conflict of laws principles).

          (e) With respect to the initial appearance of the parties in the arbitration proceeding and with respect to the arbitral award, notification thereof shall be made personally to the parties at the addresses indicated in Section 8.3 above through the judicial authority of the domicile of the party to whom notification is directed, unless the law of the place of notification permits another form of notification. All other notifications and communications arising from the arbitral proceeding may be made to the parties by facsimile, confirmed in writing sent via registered first class mail, return receipt requested, postage prepaid, to such party's facsimile number and/or address specified in
     Section 8.3.

          (f) In the event that the losing party, if any, fails or refuses to comply with the arbitral award within ten business days following the date on which it is notified of the award, the prevailing party, the arbitrator or their attorneys-in-fact may immediately proceed to request the judicial approval necessary for the execution before a competent judge of the domicile of the losing party or before any other court of competent jurisdiction. Any award of monetary damages shall bear interest at the lesser of eighteen percent (18%) per annum in U.S. currency or the maximum contractual rate permissible under the laws of the jurisdiction of the party against which the award is granted. Further, the party against which the award is made shall reimburse the cost of counsel's fees (and related costs) to the prevailing party with interest accruing from the date such fees or costs were incurred at the lesser of eighteen percent (18%) per annum in U.S. currency or the maximum contractual rate permissible under the law of the jurisdiction of the party against which the award is granted.

          (g) At the commencement of the arbitration proceeding, the parties will deposit, in equal proportions, an amount sufficient to cover all expenses and fees, which amount will be determined by the arbitrator or, as the case may be, by the AAA. All of the expenses that arise from the arbitral proceedings, as well as the fees of the arbitrator, will be paid by the losing party, if any, as determined by the arbitrator. Said losing party shall reimburse the other party the amounts deposited by said other party at the commencement of the arbitration.

          (h) The validity of this Section 8.13 shall be governed by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (New York, June 10, 1958) to which Mexico and the United States of America are parties.

                                   ARTICLE IX

                                  DEFINITIONS

     9.1 DEFINED TERMS. As used in this Agreement, each of the following terms has the meaning given it below:

          "AFFILIATE" means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

          "APPLICABLE LAW" means any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified person or property is subject.

          "ENCUMBRANCES" means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), licenses, sublicenses, easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

          "GAAP" means generally accepted Mexican accounting principles as in effect on the date of this Agreement.

          "GOVERNMENTAL ENTITY" means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (Mexican or foreign).

          "INTELLECTUAL PROPERTY" means patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how, inventions, and similar rights, and all registrations, applications, licenses and rights with respect to any of the foregoing.

          "MEXICO" means the United Mexican States.

          "PERMITS" means licenses, permits, franchises, consents, approvals and other authorizations of or from Governmental Entities.

          "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or Governmental Entity.

          "PROCEEDINGS" means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

          "SUBSIDIARY" means, with respect to any corporation, any corporation more than thirty (30) percent of whose outstanding voting securities, or any partnership, joint venture, or other entity more than thirty (30) percent of whose total equity interests is owned, directly or indirectly, by such corporation.

          "TAXES" means any income taxes or similar assessments or any sales, excise, occupation, use, value-added ad valorem, property, production, severance, transportation, employment, payroll, franchise or other tax imposed by any Mexican federal, state or local (or any foreign or provincial) taxing authority, including any interest, penalties or additions attributable thereto.

          "TAX RETURN" means any return or report, including any related or supporting information, with respect to Taxes.

          "U.S. PERSON" means any natural person resident in the United States of America, its territories and possessions and the District of Columbia.

     9.2 CERTAIN ADDITIONAL DEFINED TERMS. In addition to such terms as are defined in Section 9.2, the following terms are used in this Agreement as defined in the Sections of this Agreement referenced opposite such terms:

     DEFINED TERMS                                REFERENCE

     AAA                                          Section 6.13
     Accounts Receivable                          Section 2.10
     Act                                          Section 2.24
     Additional Payments                          Section 1.3
     Agreement                                    Preamble
     Audited Balance Sheet                        Section 2.6
     Audited Financial Statements                 Section 2.6
     Cash Amount                                  Section 1.2
     Claim                                        Section 5.3
     Closing                                      Section 1.5
     Closing Date                                 Section 1.5
     Damages                                      Section 5.1
     Dispute                                      Section 6.13
     Environmental Laws                           Section 2.18
     Financial Statements                         Section 2.6
     Hazardous Material                           Section 2.18
     Indemnified Party                            Section 5.3
     Indemnifying Party                           Section 5.3
     NSI                                          Recitals
     NSI Business                                 Recitals
     NSI Purchase Price                           Section 1.2
     NSI Stock                                    Recitals
     Notification Date                            Section 6.13
     Purchaser; Purchasers                        Preamble
     Real Estate                                  Section 2.11
     SAR                                          Section 2.19
     SEC                                          Section 2.24
     Securities                                   Section 2.24
     Sellers                                      Preamble
     Services Agreement                           Section 2.21
     NSI                                          Preamble
     Telereunion                                  Preamble
     Telscape Company; Telscape Companies         Preamble
     Unaudited Financial Statements               Section 2.6

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.


                                   JOSE MARTIN PENA NUNEZ


                                   Jose Martin Pena Nunez

                                   CARLOS JOAQUIN DE LARA Y CAMPOS


                                   Carlos Joaquin De Lara

                                   JORGE PENA NUNEZ


                                   Jorge Pena Nunez

                                   MARTHA TERESITA MARTIN DEL CAMPO GUTIERREZ


                                   Martha Teresita Martin del Campo Gutierrez


                                   TELEREUNION, INC.


                                   By:

                                   Name:

                                   Title:


                                   TELSCAPE USA, INC.


                                   By:

                                   Name:

                                   Title:

                                   EXHIBIT A

                          ALLOCATION OF PURCHASE PRICE
                                     (USD)


                               NSI PURCHASE PRICE

                                    Cash
                                   AMOUNT

             Jose M. Pena Nunez                      $400

             Carlos J. De Lara                       $400

             Jorge Pena Nunez                        $100

             Martha Teresita Martin del Campo        $100

             Total                                 $1,000